                                                                   Exhibit 10.19

                          PURCHASE AND SALE AGREEMENT

                       BETWEEN ANGERMAN ASSOCIATES, INC.

                                      AND

                       PETROLEUM DEVELOPMENT CORPORATION

                                     DATED

                                 JULY 16, 1996

                               TABLE OF CONTENTS

Paragraph                                                    Page
No.                                                           No.
 1.  Sale and Purchase                                        1
 2.  Sale Price                                               1
 3.  Deposit                                                  2
 4.  Seller' Representations                                  2
 5.  Buyer's Representations                                  3
 6.  Access to Records                                        3
 7.  Title Defects                                            3
 8.  Notice of Title Defects                                  4
 9.  Preferential Rights                                      4
10.  Physical and Environmental Inspection                    4
11.  Sale Price Adjustments                                   5
12.  Effect of Failure to Close                               5
13.  Special Warranty of Title                                6
14.  Conditions of Closing by Buyer                           6
15.  Conditions of Closing by Seller                          6
16.  Preliminary Closing Statement                            7
17.  Closing                                                  7
18.  Reservations and Exceptions                              8
19.  Assumption of Liabilities; Indemnification               8
20.  Taxes                                                    9
21.  Operations and Accounting After the Effective Time       9
22.  Sales Tax: Transfer Fees                                11
23.  Notices                                                 11
24.  Further Assurances                                      11
25.  Disclaimer of Warranties                                12
26.  Risk of Loss                                            12
27.  Securities Laws                                         12
28.  Due Diligence                                           13
29.  Material Factor                                         13
30.  Press Release                                           13
31.  Entire Agreement                                        13
32.  Tax Reporting                                           13
33.  Assignability                                           13
34.  Survival                                                13
35.  Choice of Law                                           14
36.  Counterpart Execution                                   14
37.  Knowledge                                               14
38.  Interests Held by Affiliates                            14
39.  Premerger Notification                                  14

     THIS AGREEMENT, dated as of July 16, 1996 is between Angerman Associates,Inc., a Pennsylvania corporation, (hereinafter referred to as "Seller"), with offices at 109 Zeta Drive, Pittsburgh, Pennsylvania 15238, and PETROLEUM DEVELOPMENT CORPORATION, a Nevada corporation (hereinafter referred to as "Buyer") with offices at 103 E. Main Street, Bridgeport, WV 26330.

     WHEREAS, Seller desires to sell and Buyer desires to purchase, upon and subject to the terms, conditions, reservations and exceptions hereinafter set forth, Seller's interest in and to those properties described on Exhibit "A" attached hereto and made a part hereof, being (i) all of Seller's right, title and interest in the oil and gas leases, fee oil and gas properties, and other property interests and unit rights described on Exhibit "A-1" (collectively, the "Properties"), (ii) all of Seller's right, title and interest in all wells listed on Exhibit "A-2", attached hereto and made a part hereof (collectively, the "Wells"), (iii) all of Seller's right, title and interest in all equipment, materials, fixtures and facilities and other personal property now associated with and used in connection with the production, gathering, storing, measuring, treating, operating, maintaining or transportation of production from the Wells together with those certain tools, supplies, vehicles, inventories, equipment and other personal property described on Exhibit "A-3", attached hereto and made a part hereof (collectively, the "Equipment"), (iv) all of Seller's right, title and interest in all contracts and contract rights, whether or not of record, insofar and only insofar as they relate to the Properties, Wells and Equipment including without limitation, unit agreements, surface leases, operating agreements, easements, rights of way, farm-out and farm-in agreements, and all similar rights leased or owned by Seller, and oil and gas sales, purchase, exchange and processing contracts and agreements, listed on Exhibit "A-4", attached hereto and made a part hereof (collectively, the "Contracts"), and (v) all of Seller's right, title and interest in the pipelines, fixtures, equipment and other personal property associated with the gathering systems described on Exhibit "A-5", attached hereto and made a part hereof (collectively, the "Gathering Systems"). Seller's interests in the Properties, Wells, Equipment, Contracts and Gathering Systems shall hereinafter together and individually be called the "Interests" or "Interest"; provided, however, that in the event any Interest is deleted from the sale pursuant to the provisions of this Agreement, such Interest shall not thereafter be deemed an Interest or one of the Interests.

     THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained and with the intent to be legally bound hereby, Seller and Buyer agree as follows:

     1.   Sale and Purchase. Subject to and upon all of the terms, conditions,
          -----------------
reservations and exceptions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for and accept the Interests from Seller, effective as of 12 o'clock, noon, on May 1, 1996 (the "Effective Time").

     2.   Sale Price. The sale price for the Interests shall be Three Million
          ----------
Six Hundred Fifty Thousand Dollars ($3,650,000) ("Sale Price"), and shall accrue interest thereon from

June 1, 1996 until Closing, as hereinafter defined, at an annual rate of 8-3/4%, such interest to be paid in full at Closing. The Sale Price shall be allocated among the Interests as set forth on Exhibits "A", "A-1", "A-2", "A-3", "A-4" and "A-5", attached hereto (the "Allocated Values").

     3.   Deposit. Upon execution of this Agreement, Buyer shall pay, by
          -------
certified check or wire transfer, to Seller a deposit ("Deposit") in the amount of Two Hundred Fifty Thousand Dollars ($250,000). Seller shall deposit the Deposit in an interest bearing escrow account at PNC Bank. The Deposit, plus all accrued interest thereon, shall be credited against the Sale Price at Closing, provided, however, that if Closing does not occur as and when provided herein, the Deposit plus all accrued interest thereon shall be paid as set forth in Paragraph 12 hereof.

     4.   Seller's Representations. Seller represents and warrants to Buyer that
          ------------------------
as of the Closing:

     (a) Seller is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is duly qualified to carry on its business in the state(s) in which the Interests are located, and has full power and authority to enter into and perform this Agreement according to its terms. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms;

     (b) Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on Seller's part and will not violate or conflict with any agreement, law, rule, regulation, charter or instrument governing Seller's organization, management or business affairs;

     (c) To the best knowledge of Seller, there is no proceeding, action, suit, claim or investigation pending or threatened before any federal, state or other government court, department, board, agency or other instrumentality or any arbitrator, board of arbitration or similar entity, and there are no orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any court, arbitrator or governmental authority outstanding against Seller or the Interests, that have or could have, individually or in the aggregate, any material adverse effect on the ownership or value of the Interests as a whole other than as shown on Exhibit "B"; and

     (d) To the best knowledge of Seller, all Contracts material to the ownership or value of the Interests, are either of record or have been, or within ten (10) days after the date hereof, will be disclosed or made available to the Buyer by the Seller.

     (e) To the best knowledge of Seller, the historical data provided to Buyer as part of the bid package and subsequent information requests regarding production, revenue, outstanding gas sales, and interests and property owned by Seller are materially correct.

     5.   Buyer's Representations. Buyer represents and warrants to Seller that
          -----------------------
as of the Closing:

     (a) Buyer is a duly organized corporation validly existing and in good standing under the laws of the State of Nevada, is duly qualified to carry on its business in the state(s) in which the Interests are located, and has full power and authority to enter into and perform this Agreement according to its terms. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

     (b) Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on Buyer's part and will not violate or conflict with any agreement, law, rule, regulation, charter or instrument governing Buyer's organization, management or business affairs; and

     (c) In entering into this Agreement and closing this transaction, Buyer has relied solely on (i) the express representations, warranties and covenants of Seller in this Agreement, (ii) Buyer's independent investigation and evaluation of, and judgment with respect to, the Interests and (iii) the advice of Buyer's own land, legal, title, tax, economic, environmental, engineering, geological and geophysical advisors. Buyer has not relied on any representations, warranties, comments or statements of Seller or of any representative of, or consultants or advisors engaged by, Seller except as expressly set forth in this Agreement. The Buyer together with Buyer's advisors has the knowledge and experience to properly evaluate the merits and risks of purchasing the Interests from Seller.

     6.   Access to Records. After execution of this Agreement, Seller shall
          -----------------
give Buyer and its authorized representatives, during regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to all geological, geophysical, production, engineering and other technical data and records, and to all contract, land, title and lease records, to the extent such data and records are in Seller's possession and relate to the Interests, and to such other information relating to the Interests as Buyer may reasonably request; provided, however, Seller shall have no obligation to provide Buyer such access to any data or information which Seller cannot legally provide Buyer because of third-party restrictions on Seller. Seller agrees to use its best efforts to obtain the consent of any such third-party to furnish such information to Buyer. Buyer expressly agrees that Buyer's rights under this Agreement are subject to all of the terms and conditions of the Confidentiality Agreement previously executed by Buyer and Seller, a copy of which is attached hereto as Exhibit "C" and incorporated herein by this reference. The foregoing obligation of confidentiality shall survive the Closing or Closing Failure, as hereinafter defined.

     7.   Title Defects. For the purpose of this Agreement, a title defect shall
          -------------
mean any material deficiency in title (i) which prevents the Buyer's enjoyment of the Interests in the same manner as the Interests are enjoyed by the Seller immediately prior to the Closing

Date, and (ii) which would significantly affect the Allocated Values of the subject Interests (a "Title Defect").


     8.   Notice of Title Defects.
          -----------------------

     (a) Upon the discovery of a Title Defect by Buyer, Buyer shall immediately notify Seller in writing. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller on or before five (5) business days prior to the Closing Date. Any Title Defect which is not disclosed to Seller on or before five (5) business days prior to the Closing Date shall conclusively be deemed waived by Buyer for all purposes. Buyer thereafter shall be deemed to have fully inspected and accepted the Interests "as is" in their then current condition and the Interests shall be deemed to be free of Title Defects except for those noticed by Buyer to Seller as provided in this Paragraph 8.

     (b) Upon receipt by Seller of notice pursuant to Paragraph 8(a), either Buyer or Seller may, upon written notice delivered to the other party not later than two (2) business days of the receipt of said notice, terminate this Agreement.

     9.   Preferential Rights. If any of the Interests are subject to
          -------------------
preferential purchase rights, rights of first refusal, consents to assign, Lessor's approvals, or similar rights (collectively, "Preferential Rights"), Seller shall, on a best efforts basis (which shall not require a payment of any cash or other consideration) attempt to obtain all waivers, consents, releases and the like (collectively, "Waivers") necessary for the transfer of the Interests to Buyer.

     Interests subject to Preferential Rights for which Seller obtains Waivers prior to Closing shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. Interests subject to Preferential Rights for which Waivers are not obtained prior to Closing, or for which said Preferential Rights are exercised by the holder of the Preferential Rights, shall, at the option of Buyer or Seller, be deleted from Exhibits "A", A-1", "A-2, "A-3", "A-4", and "A-5" and the Sale Price shall be reduced by the Allocated Values of the deleted Interests.


     10.  Physical and Environmental Inspection.
          -------------------------------------

     (a) After the execution of this Agreement, Seller shall give Buyer and its authorized representatives during regular business hours physical access to the Interests at Buyer's sole cost, risk and expense for the purpose of inspecting the same, conducting such tests, examinations, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the physical and environmental condition of the Interests. For those Interests which are not operated by Seller, Buyer shall obtain permission from the operator to conduct such inspections. Buyer shall defend and indemnify Seller against and from any and all liability, claims, causes of action, injury to Buyer's property, employees, agents, contractors, subcontractors or invitees, and/or injury to Seller's property, employees, agents, contractors, subcontractors or invitees which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence or the negligence of Buyer's agents, employees, contractors, subcontractors, and/or invitees. Buyer agrees to provide to Seller, upon request, a copy of any environmental assessments, including any reports, data, and conclusions for Buyer's operation and/or remediation of the Interests. Buyer agrees that all such information shall be subject to the Confidentiality Agreement and shall be kept confidential and shall not be disclosed excepted as permitted therein, unless required to do so by applicable law, or as necessary, after Closing, for Buyer's operation and/or remediation of the Interests. The foregoing obligation of confidentiality shall survive Closing or Closing Failure, as hereinafter defined.

     (b) Upon the discovery of an Environmental Condition (as hereinafter defined) by Buyer, Buyer shall immediately notify Seller in writing. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller on or before five (5) business days prior to the Closing Date. Any Environmental Condition which is not disclosed to Seller on or before five (5) business days prior to the Closing Date shall conclusively be deemed waived by Buyer for all purposes. Buyer thereafter shall be deemed to have fully inspected and accepted the Interests "as is" in their then current condition and the Interests shall be deemed to be free of Environmental Conditions except for those noticed by Buyer to Seller as provided in this Paragraph 10(b). As used in this paragraph 10(b), Environmental Condition is one in which Seller is not in compliance with laws, rules or regulations pertaining to health or the environment with respect to an Interest and in which a failure to comply would adversely affect the Allocated Value of such Interest.

     (c) Upon receipt by Seller of notice pursuant to Paragraph 10(b), either Buyer or Seller may, upon written notice delivered to the other party not later than two (2) business days of the receipt of said notice, terminate this Agreement.

     11.  Sale Price Adjustments. Buyer and Seller expressly agree that, in the
          ----------------------
event Seller is determined to own a greater interest in any of the Interests than shown on Exhibits "A-l", "A-2", "A-3", "A-4" and "A-S", the Sale Price shall be increased, based on the Allocated Value(s) of such Interest(s).

     12.  Effect of Failure to Close. The following provisions shall apply in
          --------------------------
the event Closing shall not occur as and when provided herein (a "Closing Failure").

     (a) If Closing Failure occurs as the result of the mutual agreement of the Seller and the Buyer or if Closing Failure is not the result of the failure of either party to perform its obligations hereunder or is a result of either Buyer's or Seller's termination pursuant to Paragraph 8(b) or 10(c) hereof, this Agreement shall, without liability of any party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party, become null and void and the Seller shall promptly return the Deposit together with all accrued interest thereon to the Buyer;

     (b) If Closing Failure occurs as a result of the failure of Buyer to perform its obligations hereunder, then Seller shall be entitled to terminate this Agreement and retain the Deposit together with all accrued interest thereon as liquidated damages and as reimbursement for Seller's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. The parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit plus all accrued interest thereon is a fair and reasonable estimate of such damage; and

     (c) If Closing Failure occurs as a result of the failure of Seller to perform its obligations hereunder, then, and in that event, this Agreement shall terminate and Seller shall be liable to Buyer for the return of the Deposit together with all accrued interest thereon.

     13.  Special Warranty of Title. In all conveyances executed and delivered
          -------------------------
hereunder, Seller shall specially warrant to Buyer and its successors and assigns that it has not previously conveyed the Interests and warrant and defend title to the Interests against the claims and demands of all persons whomsoever claim the same or any part thereof by, through or under Seller, but not otherwise. Seller makes no other warranty or representation as to the quantity or quality of title to the Interests.

     14.  Conditions of Closing by Buyer. The obligation of Buyer to close is
          ------------------------------
subject to the satisfaction of the following conditions:

     (a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing;

     (b) Seller shall have performed and satisfied in all material respects all of those agreements and covenants which are required by this Agreement to be performed and satisfied prior to Closing by Seller; and

     (c) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with this transaction.

     15.  Conditions of Closing by Seller. The obligation of Seller to close is
          -------------------------------
subject to the satisfaction of the following conditions:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing;

     (b) Buyer shall have performed and satisfied in all material respects all of those agreements and covenants which are required by this Agreement to be performed and satisfied prior to Closing by Buyer;

     (c) No Suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with this transaction; and

     (d) Buyer shall have delivered to Seller evidence of its state plugging bonds, surety letters, or letters of credit acceptable to such authorities to authorize Buyer's conduct of operations and to effect the release and discharge of the Seller's obligation under any such financial assurances with respect to the Interests.

     16.  Preliminary Closing Statement. Seller shall prepare and furnish to
          -----------------------------
Buyer at least two (2) business days prior to the Closing Date a preliminary closing statement setting forth the adjustments to the Sale Price and the total amount of funds to be paid by Buyer at Closing. Such statement shall reflect each adjustment and the calculation used to determine such amount. The adjusted Sale Price shall mean the Sale Price adjusted as provided herein.

     17.  Closing.  The closing (the "Closing") shall occur on the earlier of
          -------
August 30, 1996 or five (5) days after Buyer completes its title examinations, at 9:00 a.m. at the offices of Seller at 109 Zeta Drive, Pittsburgh, Pennsylvania 15238, or at such other time and place as Seller and Buyer may mutually agree in writing (the "Closing Date").

     At Closing the following shall occur:

     (a) Seller shall execute, acknowledge and deliver, as appropriate, (i) an Assignment and Bill of Sale substantially in the form and substance of Exhibit "D", attached hereto, and (ii) a Deed of Special Warranty substantially in the form and substance of Exhibit "E", attached hereto, covering all of the Interests to be sold pursuant hereto;

     (b) Buyer shall deliver to Seller by wire transfer (i) the total Sale Price, plus interest accrued thereon, as provided in Paragraph 2, less (ii) the Deposit plus interest accrued thereon, as provided in Paragraph 3, subject to adjustments in accordance with this Agreement;

     (c) Seller and Buyer shall execute and Seller shall file with the appropriate regulatory authorities all necessary forms concerning the change of ownership and operatorship of the Interests;

     (d) Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Interests, effective as of the Effective Time; however, Seller does not warrant or represent that Buyer will succeed it as operator where Seller presently operates under an operating agreement;

     (e) Seller shall promptly after Closing provide Buyer the original geological, geophysical, production, engineering and other technical data and records, and all contract, land, title, and lease records to the extent such records are in Seller's possession and relate to the Interests ("Records"), unless Seller cannot legally transfer such data or information due to third party restrictions on Seller. Notwithstanding any provision to the contrary contained herein, Seller, or its employees, officers, owners and directors, may retain or use copies of the Records without restriction; and

     (f) Seller shall promptly after Closing prepare and mail all notices to third party working interest owners of the change of ownership.

     (g) Seller will release any payments being held for oil and gas sales made subsequent to the Effective Time.

     18.  Reservations and Exceptions. Sale and purchase of the Interests
          ---------------------------
pursuant to this Agreement is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are or may be applicable to the Interests including, but not limited to, the specific reservations, exceptions, limitations, contracts and other burdens or instruments as shown on Exhibits "A", "A-l", "A-2", "A-3", "A4" and "A5". This Paragraph does not, and shall not be interpreted to, limit, modify or otherwise affect any disclaimer of warranty (as to title, condition or otherwise) with respect to the Interests contained in this Agreement or any document executed and delivered pursuant hereto. Notwithstanding any provision to the contrary contained herein, the Interests transferred under this Agreement shall not include and Seller hereby expressly reserves from this Agreement (i) any Claim (as defined in Paragraph 19(b) hereof) of Seller against third parties for refunds, damages, losses, recoveries, penalties, or other remedies arising out of or with respect to Seller's ownership, operation, management or marketing of the Interests and/or the production therefrom prior to the Effective Time and
(ii) all equipment, vehicles, computers, furnishings, contracts, fixtures and all other assets and properties of Seller operated relating to Seller's headquarters and supervisory functions.

     19.  Assumption of Liabilities: Indemnification.
          ------------------------------------------

     (a) Effective as of Closing, Buyer assumes, takes over and agrees to pay and to perform (i) all liabilities, duties and obligations of Seller arising at any time on or after the Effective Time with respect to the Interests under or by virtue of any Contract, (ii) all liabilities, duties and obligations arising at any time before, on or after the Effective Time on account of or with respect to the physical condition of the Interests or the application to such physical condition of any federal, state or local legislative, administrative or judicial laws, ordinances, rules, regulations, decrees, orders or rulings irrespective whether or not any governing, regulatory or judicial bodies recognize the transfer of the Interests from Seller to Buyer (including without limitation such of the foregoing as shall relate to protection of the environment or to plugging, replugging or abandoning of active, inactive or abandoned oil and gas wells on the Interests), and (iii) all other liabilities, duties and obligations arising at any time after Closing with respect to the Interests. All liabilities, duties and obligations described in this Paragraph 19(a) are sometimes referred to in this Agreement as the "Assumed Liabilities". Seller and Buyer agree that liabilities, duties and obligations of the type specified in Paragraph 19 (a)(i) arising on or after the Effective Time but prior to Closing or Closing Failure will be paid and/or performed as set forth in Paragraph 21 and Paragraph 26;

     (b) As used in this Agreement, "Claims" shall include any and all claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith, including attorney's fees, (i) on account of personal injury, death, or damage to property or the environment or otherwise or (ii) for money or for equitable or any other form of relief. Effective as of Closing, Buyer shall defend, indemnify and hold harmless Seller from and against, and Buyer shall as of Closing release and discharge Seller from, any and all Claims arising directly or indirectly from, or incident to, the failure of Buyer to assume, take over or pay or perform any or all of the Assumed Liabilities; and

     (c) Buyer expressly agrees that Buyer's agreements and obligations under this Paragraph 19 shall not be modified, amended, reduced or mitigated in the event any Claim in whole or in part, directly or indirectly, arises from or in connection with any act or omission (intentional, negligent or otherwise) of Seller or any officer, employee, owner, agent, contractor or representative of Seller.

     20.  Taxes. All severance taxes for production prior to the Effective Time
          -----
shall be paid by Seller. All severance taxes for production after the Effective Time shall be paid by Buyer. Buyer shall pay all 1996 real property taxes and all future real property taxes with respect to the Interests beginning with the installment due on or before September 1, 1996. Furthermore, Buyer shall pay any other 1996 and all future ad valorem taxes, personal property taxes, registration certificates and similar obligations with respect to the Interests. Buyer shall pay, and defend and hold Seller harmless with respect to payment of, all such taxes on the Interests to be paid by Buyer as provided above and thereafter, together with any interest or penalties assessed thereon.

     21.  Operations and Accounting After the Effective Time.
          --------------------------------------------------

     (a)  Operations after Effective Time. From the Effective Time until Closing
          -------------------------------
or until Closing Failure (the "Interim Period"), Seller has operated and will continue to operate the Interests for which Seller is the operator in the same general manner as Seller operated such Interests prior to the date of this Agreement. During the Interim Period, Seller will not undertake any single project pertaining to the maintenance or operation of the Interests reasonably estimated to require an expenditure in excess of Three Thousand Dollars ($3,000) without prior authorization of the Buyer, provided however, that in case of explosion, fire, flood, or any other sudden emergency, whether of the same or different nature, Seller may take such actions and incur such expenses as the Seller deems necessary to deal with such emergency and to protect and safeguard the Interests, the public and the environment, all for the account of the Buyer in the event of Closing (collectively, the "Special Expenses"). The Seller, as promptly as practical, shall notify the Buyer of any such emergency.

     (b)  Administrative Overhead Fee.  In the event Closing occurs, Buyer shall
          ---------------------------
pay to Seller at Closing an Administrative Overhead Fee of (i) Ten Thousand Dollars ($10,000) multiplied by (ii) the number of calendar months in the Interim Period. A portion of a month during the Interim Period shall be calculated on a daily basis. Buyer understands and agrees that the Administrative Overhead Fee is intended to compensate Seller for Seller's headquarters supervisory and administrative overhead costs incurred by Seller during the Interim Period in connection with the Interests.

     (c)  Definition of Interim Expenses. As used in part (d) of this Paragraph
          ------------------------------
21, Interim Expenses shall mean expenses incurred in the ordinary course of ownership, operation and maintenance of the Interests by the holders thereof together with Special Expenses incurred, but shall not include the Administrative Overhead Fee separately payable by Buyer to Seller at Closing in accordance with part (b) of this Paragraph 21.

     (d)  Accounting After the Effective Time. In the event Closing occurs, all
          -----------------------------------
operations of and production from the Interests, and all Interim Expenses and revenues incurred or accrued during the Interim Period by the holders of the Interests in connection with such operations and production, shall be deemed to be for the account of Buyer, as if Buyer had closed on the purchase of the Interests pursuant to this Agreement at the Effective Time. In the event of Closing Failure, all operations of and production from the Interests, and all expenses and revenues incurred or accrued by the holders of the Interests in connection with the operation and production of the Interests during the Interim Period, shall be for the accounts of the holders of the Interests, as if Buyer and Seller had not entered into this Agreement. All oil, condensate or liquid hydrocarbons and any products (liquid, gas or solid) separated or processed therefrom (hereinafter in this Paragraph called "oil") in storage shall be measured or gauged and all gas meter charts shall be replaced at the Effective Time. Buyer shall pay Seller for such oil at the posted field price currently prevailing for oil of like grade and gravity in the field, provided that Buyer shall not pay Seller for oil in storage below the level of the tank cut off valve (tank bottoms). Revenues received by or expenses paid by either Buyer or Seller for the account of the other party shall be settled at Closing, or by invoicing such other party for expenses paid or by remitting to such other party any revenues received after Closing. Exhibit "F" attached hereto and made a part hereof is a listing of accounts from which all revenues and expenses will be allocated to reflect the intent of the parties hereto pursuant to this Paragraph 21(d). Said Exhibit "F" is provided hereunder for guidance.

     (e)  Selection of Operator.  Seller may poll the parties to any applicable
          ---------------------
operating agreement or plan of unitization before Closing to select a successor Operator. The poll may stipulate that the parties' selection of a successor Operator will not be effective unless Closing occurs. If Seller does not poll, then Buyer will do so. Buyer's selection as Operator is not a condition to Buyer's obligation to perform under this Agreement;

     (f)  Removal of Signs. Seller may either remove its name and signs from the
          ----------------
Seller-operated Interests or require Buyer to do so. Buyer grants Seller a right of access to the

Interests to remove Seller's signs and name from all Wells, facilities and Properties, or to confirm that Buyer has done so. If Seller's name or signs remain on the Interests after Closing, Buyer will promptly, but no later than required by applicable rules and regulations or forty-five (45) days after Closing, whichever is earlier, remove all remaining signs and references to Seller and erect or install signs complying with applicable rules and regulations, including signs showing the Buyer as operator or owner of the Interests.

     22.  Sales Tax: Transfer Fees. The Sale Price provided for hereunder
          ------------------------
excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be solely liable for such tax as well as any applicable conveyance, transfer and recording fees, well bond transfer fees and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall pay, and defend and hold Seller harmless with respect to the payment of, all such taxes, if any, including any interest or penalties assessed thereon.

     23.  Notices. All communications required or permitted under this Agreement
          -------
shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

     SELLER
     Angerman Associates, Inc.
     109 Zeta Drive
     Pittsburgh, PA 15238
     Attention:   Samuel L. Kimmel
     Phone:       (412) 963-0550
     Fax:         (412) 963-0484

     BUYER
     Petroleum Development Corporation
     103 E. Main Street
     Bridgeport, WV 26330
     Attention:   Steven R. Williams
     Phone:       (304)842-3597
     Fax:         (304)842-3597

     24.  Further Assurance.  After Closing each of the parties shall execute,
          -----------------
acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall after Closing assume all responsibility for notifying the purchaser of oil and gas production from the Interests, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Interests. Buyer shall after Closing take all actions necessary to effectuate the transfer of such payments to Buyer.

     25.  DISCLAIMER OF WARRANTIES.  EXCEPT AS PROVIDED IN PARAGRAPH 13 HEREOF,
          ------------------------
THIS AGREEMENT AND ANY INSTRUMENT OF CONVEYANCE EXECUTED PURSUANT HERETO IS AND SHALL BE EXECUTED (i) WITHOUT ANY WARRANTY OF TITLE OR CONDITION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, (ii) WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED IN THE INTERESTS OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, AND (iii) WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IT IS UNDERSTOOD AND AGREED THAT BUYER ON OR BEFORE CLOSING SHALL HAVE INSPECTED THE INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THAT BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE INTERESTS AND SHALL ACCEPT ALL OF THE INTERESTS IN THEIR "AS IS, WHERE IS" CONDITION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE INTERESTS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

     26.  Risk of Loss. Upon Closing, the risk of casualty loss relating to the
          ------------
Interests will pass from Seller to Buyer as of the Effective Time.

     27.  Securities Laws. The solicitation of offers and the sale of the
          ---------------
Interests by Seller have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Interests for its own benefit and account and that it is not acquiring the Interests with the intent of distributing fractional, undivided interests or otherwise dealing with the Interests in a manner that would be subject to regulation by federal or state securities laws, and that if it sells, transfer, or otherwise disposes of the Interests or fractional, undivided interests, it will do so in compliance with all applicable federal and state securities laws.

     28.  Due Diligence.  Buyer represents that it has performed, or will
          -------------
perform prior to Closing, sufficient review and due diligence with respect to the Interests. Such review and due diligence includes without limitation reviewing well data, title, and other files, and performing necessary evaluations and assessments, and independently investigating and verifying all of the foregoing and other tasks involved in evaluating the Interests, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

     29.  Material Factor. Buyer acknowledges that each and all of Buyer's
          ---------------
agreements, covenants, representations, obligations and duties under this Agreement are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

     30.  Press Release. There shall be no press release or public communication
          -------------
concerning this purchase and sale by either party, except as required by law or with the written consent of the party not originating said release or communication. Parties will endeavor to consult each other in a timely manner on all press releases required by law.

     31.  Entire Agreement. This instrument states the entire agreement between
          ----------------
the parties. It may be supplemented, altered, amended, modified or revoked only in writing signed by both parties. This Agreement supersedes any prior agreements (other than the Confidentiality Agreement) between the parties concerning sale of the Interests. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

     32.  Tax Reporting.  Seller and Buyer agree that this transaction is not
          -------------
subject to the reporting requirement of Section 1060 of the Internal revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

     33.  Assignability. This Agreement and the rights and obligations hereunder
          -------------
(i) shall not be assignable or delegable by Buyer without the prior written consent of Seller, (ii) shall be assignable by Seller, in whole or in part, upon written notice to Buyer, and (iii) shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     34. Survival.  Unless expressly limited by this Agreement, all of the
         --------
representations, warranties, and agreements of or by the parties hereto shall survive the execution and delivery of the Assignment and Bill of Sale and Deed of Special Warranty, and all other instruments of conveyance delivered hereunder.

     35.  Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE
          -------------
COMMONWEALTH OF PENNSYLVANIA.

     36.  Counterpart Execution. This Agreement may be executed in counterparts
          ---------------------
and counterparts bearing the signature of all parties shall together constitute a binding agreement as if the parties had executed a single document.

     37.  Knowledge.  As used in this Agreement the words "knowledge" or "to the
          ---------
best knowledge" and all words of similar effect with respect to the Seller shall mean actual knowledge of the executive officers of Seller and shall not include any knowledge of any other employee, contractor, agent or representative of the Seller or any other third party.

     38.  Interests Held by Affiliates. Buyer understands that certain of the
          ----------------------------
Interests as of the date hereof, and during the Interim Period, are and will be held by certain affiliates of Seller as noted on Exhibit" G". Seller intends, and will use its best efforts, to acquire such Interests from such affiliates for the Allocated Values of such Interests and then to sell those Interests to Buyer pursuant to this Agreement. Buyer shall, however, for all purposes under this Agreement (i) deal only with Seller, (ii) recognize Seller as the exclusive agent and representative of all such affiliates for purposes of this Agreement and (iii) not assert as a defense to any Claim with respect to the enforcement of this Agreement that any such affiliate was not a party to this Agreement. In the event Seller is unable to so acquire any of such Interests, the unacquired Interests will be deleted from the sale and the Sale Price shall be reduced by the Allocated Values thereof.

     39.  Premerger Notification. Buyer and Seller each agree to promptly
          ----------------------
prepare and file the Report and Notification required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Premerger Notification Office, Bureau of Competition of the Federal Trade Commission. Neither party shall be obligated to close until all necessary filings have been made and all waiting periods have expired under the Act. At Seller's option and with Seller's cooperation, Buyer shall prepare all necessary filings required of both Buyer and Seller after execution of this Agreement and Buyer shall bear the cost of filings and any fees or expenses associated therewith.

     BUYER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH THEREIN, INCLUDING BUT NOT LIMITED TO, ALL PROVISIONS OF PARAGRAPHS 19 AND 25.

     EXECUTED as of the date first above mentioned.


SELLER:                                       BUYER:

ANGERMAN ASSOCIATES, INC.                     PETROLEUM DEVELOPMENT CORPORATION


By:    /s/ Samuel L. Kimmel                   By:  /s/ Steven R. Williams
    ------------------------                       -------------------------

Its:     President                            Its:     President
     -----------------------                       -------------------------